Exhibit 99.1
National Interstate Corporation Increases Quarterly Dividend
RICHFIELD, Ohio, March 1, 2011—National Interstate Corporation (Nasdaq: NATL) announced that on February 26, 2011, its Board of Directors approved a $0.09 per share dividend. The first quarterly cash dividend for 2011 will be payable on March 18, 2011 to shareholders of record of the Company’s common stock as of the close of business on March 9, 2011.
The $0.09 per share dividend represents a 12.5% increase over quarterly dividend payments made in 2010. Since its Initial Public Offering in 2005, the Company has changed its policy from an annual to a quarterly dividend and has increased its quarterly dividend in each of the last five years. The Board of Directors intends to continue to review the Company’s dividend policy at future first quarter meetings, with the anticipation of considering annual dividend increases in accordance with its dividend policy.
About National Interstate Corporation
National Interstate Corporation (Nasdaq:NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the two primary insurers, National Interstate Insurance Company and Vanliner Insurance Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE:AFG) (Nasdaq:AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com